UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  06/29/2007

Knoll, Inc.
(Exact name of registrant as specified in its charter)

Commission File Number:  001-12907

Delaware	13-3873847
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

1235 Water Street, East Greenville, Pennsylvania 18041
(Address of principal executive offices, including zip code)

(215) 679-7991
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Information to be included in the report

Item 1.01.    Entry into a Material Definitive Agreement

On June 29, 2007, Knoll, Inc. (the "Company") announced that it completed the refinancing of its existing credit facility and entered into a new Credit Agreement dated as of June 29, 2007, among the Company, the domestic subsidiaries of the Company, Bank of America, N.A., as Administrative Agent, Swing Line Lender, and L/C Issuer, Banc of America Securities LLC, as sole Lead Arranger and sole Book Manager, HSBC Bank USA, National Association, as Syndication Agent, Citizens Bank, as Documentation Agent, and the other lenders party thereto (the "Credit Agreement"). A copy of the press release is attached as Exhibit 99.1 to this Current Report on Form 8-K. Banc of America Securities LLC served as an underwriter in the Company's registered public offering in December 2004 and two secondary public offerings in 2006.

The Credit Agreement provides for a $500 million revolving credit facility that matures in six years, with the option to increase the size of the facility by up to an additional $200 million, subject to the satisfaction of certain terms and conditions. As of June 29, 2007 (the closing of the transaction), there was approximately $328 million outstanding under the facility. Borrowings under the revolving credit facility may be repaid at any time, but no later than June 29, 2013. The Company retains the right to terminate or reduce the size of the facility at any time.

Interest on revolving credit loans will accrue, at the Company's election, at (i) the Eurocurrency rate (as defined in the Credit Agreement), plus additional percentage points based on the Company's leverage ratio or (ii) the Base Rate (a rate based on the prime rate announced from time-to-time by Bank of America, N.A., or the Federal Reserve System's federal funds rate; Base Rate is defined in detail in the Credit Agreement), plus additional percentage points based on the Company's leverage ratio.

The Credit Agreement requires the Company to comply with various affirmative and negative covenants, including without limitation (i) covenants to maintain a minimum specified interest coverage ratio and maximum specified leverage ratio, and (ii) covenants that prevent or restrict the Company's ability to pay dividends, engage in certain mergers or acquisitions, make certain investments or loans, incur future indebtedness, make significant capital expenditures, engage in sale-leaseback transactions, alter its capital structure or line of business, prepay subordinated indebtedness, engage in certain transactions with affiliates and sell stock or assets.

Repayments under the Credit Agreement can be accelerated by the lenders upon the occurrence of certain events of default, including, without limitation, a failure to pay any principal, interest or other amounts in respect of loans when due, breach by the Company (or its subsidiaries) of any of the covenants or representations contained in the Credit Agreement or related loan documents, failure of the Company (or its material subsidiaries) to pay any amounts owed with respect to other significant indebtedness of the Company or such subsidiary, or a bankruptcy event with respect to the Company or any of its material subsidiaries.

The indebtedness incurred under the Credit Agreement is secured by substantially all of the Company's tangible and intangible assets, including, without limitation, the Company's intellectual property. The Company's wholly-owned subsidiaries, Knoll Overseas, Inc. and Spinneybeck Enterprises, Inc., have also guaranteed the Company's obligations under the Credit Agreement and pledged substantially all of their tangible and intangible assets as security for their obligations under such guarantee. As additional security for the indebtedness incurred under the Credit Agreement, the Company, Knoll Overseas, Inc. and Spinneybeck Enterprises, Inc. have pledged the equity of their U.S. subsidiaries and a portion of the equity of certain of their first-tier international subsidiaries.

In connection with the Credit Agreement, the Company announced that it will write off in the second quarter of 2007 approximately $1.2 million of costs associated with the prior facility, which was paid off and terminated in connection with the closing of the new facility.

The above summary of the Credit Agreement is qualified in its entirety by reference to the full text of the Credit Agreement, a copy of which is attached to this Current Report on Form 8-K as Exhibit 10.1, and incorporated by reference herein.

Item 2.03.    Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The information set forth above under Item 1.01 is hereby incorporated by reference into this Item 2.03.

Item 9.01.    Financial Statements and Exhibits

(d)   Exhibits

10.1   Credit Agreement, dated as of June 29, 2007, among Knoll, Inc., the domestic subsidiaries of Knoll, Inc., Bank of America, N.A., Banc of America Securities LLC, HSBC Bank USA, National Association, Citizens Bank and the other lenders party thereto.

99.1    Press Release, dated June 29, 2007.

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Knoll, Inc.

Date: June 29, 2007	By:	/s/ Barry L. McCabe
Barry L. McCabe
Senior Vice President and Chief Financial Officer

Exhibit Index

Exhibit No.	Description
EX-99.1	Press Release, dated June 29, 2007.
EX-10.1
Credit Agreement, dated as of June 29, 2007, among Knoll, Inc., the domestic subsidiaries of Knoll, Inc., Bank of America, N.A., Banc of America Securities LLC, HSBC Bank USA, National Association, Citizens Bank and the other lenders party thereto.